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                                                                   EXHIBIT 10.19

                   ALASKA AIR GROUP PERFORMANCE BASED PAY PLAN
              (formerly, the "Management Incentive Plan" or "MIP")

The Board of Directors (the "Board") of Alaska Air Group, Inc. (the "Company") has adopted a plan to reward employees of Alaska Airlines, Inc. ("Alaska") and Horizon Air Industries, Inc. ("Horizon"). The plan, formerly known as the Management Incentive Plan, has been renamed as the Performance Based Pay Plan ("Plan"). This memorandum is provided to explain the key elements of how the Plan will operate. The Performance Based Pay award ("Award") of each eligible Participant will depend upon the degree to which the Company achieves the performance goals set by the Compensation Committee of the Board for each calendar year (a "Plan Year") and the discretion of the Compensation Committee of the Board and Chief Executive Officer explained below. This Plan is effective beginning with the 2003 Plan Year and each year thereafter until amended, restated or terminated, pursuant to paragraph 8.

1.    ELIGIBILITY

      Eligibility to participate in the Plan during a Plan Year is limited to officers and other employees of Alaska and Horizon who (a) are designated by the Compensation Committee, and (b) are full-time employees of Alaska or Horizon as of the first day of January immediately following the end of the Plan Year, or (c) were full-time employees during the Plan Year and do not meet the requirement of (b) because their employment ended due to retirement at age 52 or older, disability or death (each a "Participant," or collectively "Participants"). Individuals may become Participants during the Plan Year if they are newly hired or promoted during the year and meet the requirements of the preceding sentence. Participants who are on temporary medical leave, military leave, or otherwise not working either full-time or part-time for Alaska or Horizon for reasons approved by the Board, but who remain employed, also retain eligibility as Participants. Participation in the Plan does not guarantee that any Award will be paid if applicable performance goals specified for the Plan Year are not achieved for the year. An individual whose employment with Alaska or Horizon ends for any reason not described in (c) above, such as resignation or termination, forfeits eligibility upon such end of employment.

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2.    BASIS FOR PARTICIPATION

      A Participant's Basis for a Plan Year is used to determine the dollar amount of the Participant's Award for that year. The "Basis" is the actual Basic Salary of the Participant earned during the Plan Year multiplied by the percentage selected for that Participant by the Board. "Basic Salary" means the compensation earned by the Participant for services performed for Alaska or Horizon, INCLUDING amounts that the Participant could have received in cash had the Participant not elected to contribute the amount to an employee benefit plan maintained by Alaska, Horizon or the Company and any other voluntary payment the Participant makes which reduces his/her compensation (such as the Participant's voluntary contribution to an Internal Revenue Code ("Code") Section 401(k) Plan, Code Section 125 medical account, dependent day care spending account, or charitable gift), but EXCLUDING commissions, all awards (including any Award under this Plan), and all other forms of incentive or other supplemental pay, employee benefits paid by the employer (such as employer contributions to a Code Section 401(k) Plan), cash and non-cash fringe benefits and perquisites (such as auto allowance and travel reimbursement).

3.    CALCULATION OF THE AWARD

      The size of the Award earned for a Plan Year will depend upon the extent to which the performance goals of the Company have been achieved during that Plan Year and the discretion of the Compensation Committee of the Board. Separate performance weighting has been established for each performance goal. The Award will equal the dollar amount achieved by multiplying the Participant's Basis by the sum of the weighted percentage achievement factors, as adjusted in the Compensation Committee's discretion pursuant to paragraph 6. All calculations will be performed by the Employee Services Department of Alaska and will be subject to approval solely by the Board. Once approved by the Compensation Committee of the Board, such calculations shall be conclusively presumed to be accurate.

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4.    PERFORMANCE WEIGHTING

      In order to achieve any Award for a particular performance goal, a "Threshold" must be achieved. A full entitlement is achieved when the "Target" is reached, and a double entitlement is possible if the "Maximum" is achieved. This weighting applies to each goal individually. Once the Threshold is achieved, the percentage of the difference between the Threshold and Target achieved is multiplied by the weighting factor as specified in the attachment for the applicable Plan Year. If the Target is exceeded, the percentage of the difference between the Target and the Maximum achieved is multiplied by the weighting factor as specified in the attachment for the applicable Plan Year. Since the difference between the Threshold and Target is, in most cases, arithmetically different from the difference between the Target and the Maximum, calculations will be performed utilizing either the Threshold-Target range, or Target-Maximum range, as applicable, to locate the percentage of the Target, or the percentage of the Maximum, as applicable, that has been achieved.

5.    PERFORMANCE GOALS AND APPLICABLE PERFORMANCE WEIGHTING FACTORS

      The Compensation Committee of the Board will establish the performance goals for each Plan Year during the life of this Plan, and will provide an annex to this Plan that outlines goals and the weighting factors. Each such attachment will be labeled "Performance Based Pay Plan Goals and Measures for (year)" and distributed to Eligible Participants.

6.    DISCRETIONARY FACTOR

      In the case of a Participant described in paragraph 1(c) who retired due to age, terminated employment due to disability, or died during the year, or a Participant who took a leave of absence or worked a reduced schedule during any portion of the year, the Compensation Committee of the Board retains absolute discretionary authority to adjust the Award to such Participant based upon the Compensation Committee's determination of such Participant's contribution to the Company.

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7.    TIMING OF AWARDS

      It is the intent of the Board to distribute the Award for a Plan Year no later than March 15 of the following year for each Plan Year that Participants have become entitled to an Award. A deceased Participant's Award will be paid to the beneficiary designated by the Participant for purposes of the Company's group term life insurance plan covering the deceased Participant, and in the absence of any designation, will be paid to the Participant's estate.

8.    AMENDMENT

      The Board, acting through the Compensation Committee, retains the right to modify the Plan in any manner that it deems appropriate, provided that it will not terminate the Plan for any Plan Year during that Plan Year unless it is clear that Participants will not receive an Award for that Plan Year. It is understood that the Compensation Committee of the Board will review the Plan yearly and may make changes to the Plan for the next Plan Year.

9.    MISCELLANEOUS

      a. This memorandum, including its attachments, constitutes the entire understanding relating to an Award to any employee of Alaska or Horizon, and supersedes all prior oral or written agreements, representations or commitments relating to such Awards.

      b. This Plan is not a commitment of the Company, Alaska or Horizon, to any officer or employee of such company, to continue that individual in its employ in order to qualify for an Award. Nothing contained in this Plan may be considered to be a promise of continued employment. Any employee who shall file suit against his or her employer for wrongful termination shall automatically cease to be a Participant.

      c. In the event that a Participant has a written employment agreement with Alaska or Horizon which entitles such Participant to participate in the Management Incentive Plan, this Plan is intended, for the purpose of such agreements, to be considered to be the same plan and may continue to be referred to as the MIP.

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      d.    This memorandum and the rights and obligations provided for herein shall be construed and interpreted in accordance with the law of the state of Washington, excluding its conflicts of law rules.

      e. No unpaid Award will be subject to the debts, liabilities, contracts or engagements of any Participant, and may not be alienated, pledged, garnished or sold, and any attempt to do so shall be void.

Dated January 1, 2003                  Alaska Air Group, Inc.

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                                       R. Marc Langland
                                       Chairman, Compensation Committee
                                       Alaska Air Group, Inc. Board of Directors

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